Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-187884, 333-218385, and 333-227654 on Form S-8 and in Registration Statement Nos. 333-216864, 333-202431, and 333-202434 on Form S-3 of our reports dated February 20, 2019, relating to the consolidated financial statements of Taylor Morrison Home Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Taylor Morrison Home Corporation for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Phoenix, Arizona
February 20, 2019